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                                                                     EXHIBIT 5.1

                           [COOLEY GODWARD LETTERHEAD]

April 14, 2000

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA  94501

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to (i) 1,122,855 shares of the Company's common stock, $.001 par value ("Common Stock"), pursuant to the Embedded Tools Corporation Amended and Restated 1999 Stock Option Plan (the "1999 Embedded Plan") and (ii) 2,000,000 shares of the Company's Common Stock pursuant to the Company's 1998 Non-Officer Stock Option Plan (together with the 1999 Embedded Plan referred to as the "Plans").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:      /s/ Andrea Vachss
  ---------------------------
         Andrea Vachss, Esq.




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